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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE COMPANY (1)




  Name                                                      Jurisdiction of Incorporation
  ----                                                      -----------------------------
Kulicke and Soffa AG                                        Switzerland

Kulicke & Soffa (Asia) Limited                              Hong Kong

Kulicke and Soffa (Japan) Ltd.                              Japan and Delaware

Kulicke and Soffa (Israel) Ltd.                             Israel

Kulicke and Soffa Investments, Inc.                         Delaware

Micro-Swiss Limited                                         Israel

Kulicke and Soffa Leasing, Inc.                             Delaware

Kulicke & Soffa Singapore, Inc.                             Delaware

Kulicke and Soffa Pte                                       Singapore

Kulicke & Soffa Export, Inc.                                Barbados

AFWH Sub, Inc. (Formerly Circle "S" Industries, Inc.)       Alabama

American Fine Wire Corporation                              Alabama

American Fine Wire, Limited                                 Cayman Islands

Dr. Muller Feindraht AG                                     Switzerland

Semitec (2)                                                 California

Flip Chip Technologies, LLC (2)                             Delaware

Cerprobe Corporation                                        Delaware

Probe Technology Corporation                                Delaware


(1) Certain subsidiaries are omitted; however, such subsidiaries, even if combined into one subsidiary, would not constitute a "significant subsidiary" within the meaning of Regulation S-X.

(2) The shares of Semitec and the Company's equity interest in Flip Chip Technologies, LLC and Advanced Polymer Solutions, LLC are held by Kulicke and Soffa Holdings, Inc., a Delaware corporation.